OFFICE AND ADMINISTRATION SERVICES AGREEMENT

AGREEMENT dated for reference this 1st day of September, 2005

BETWEEN:	SENATE CAPITAL GROUP INC., a company incorporated under the laws of British Columbia and having its head office at Suite 1410 – 800 West Pender Street, Vancouver, B.C., V6C 2V6

(hereinafter called “Senate”)

OF THE FIRST PART

AND:	URANERZ ENERGY CORPORATION., a company incorporated in the state of Nevada and occupying an office at Suite 1410 - 800 West Pender Street, Vancouver, B.C., V6C 2V6

(hereinafter called “Uranerz”)

OF THE SECOND PART

WHEREAS Senate maintains an administrative office with general office equipment including fax machine, computers, telephones, printers, photocopier, desks, file cabinets, and boardroom facilities in order to provide administrative services;

WHEREAS Senate maintains an office at Suite 1410 - 800 West Pender Street, Vancouver, B.C., V6C 2V6 (the “Premises”) and Senate has entered into a five year lease agreement on the Premises for office space dated September 1, 2005 and expiring August 31, 2010;

AND WHEREAS Uranerz requires an administrative office with general office equipment including fax machine, computers, telephones, printers, photocopier, desks, file cabinets, and boardroom facilities and wishes Senate to continue providing an administrative office and administrative services to Uranerz;

AND WHEREAS Uranerz wishes to retain Senate to provide office and administrative services;

Such office and administrative services shall include:

a)	maintaining general offices for the use of certain of Uranerz’s officers and directors;
b)	providing meeting facilities including boardroom facilities as required;
c)	maintaining the accounts and banking records and procedures;
d)	keeping Uranerz in good standing with the Securities and Exchange Commission (the “Exchange”) and the OTC Bulletin Board listing and take all actions necessary to remain in good standing;
e)	arranging, coordinating and assisting in the preparation of annual audit and quarterly reports;

f)	mailing of financial statements to shareholders as required;
g)	filing all financial statements and press releases electronically through EDGAR as required by the Exchange;
h)	disseminating press releases electronically, by fax and mail to the proper media and shareholders;
i)	interfacing with legal counsel regarding legal matters, including written agreements;
j)	coordinating and paying all accounts payable;
k)	implementing and maintaining stock option agreements;
l)	facilitating the exercising of stock options by issuing treasury orders;
m)	processing subscription agreements and coordination of private placements;
n)	facilitating the exercising of outstanding warrants on private placements;
o)	planning and coordinating annual general meetings;
p)	creating and maintaining corporate resolutions;
q)	creating, maintaining and filing the Form 10Qs, Form 10Ks, Form 6-Ks and Form 8-Ks as required;
r)	general corporate or administrative services as required; and
s)	other duties as may be assigned from time to time by the President.

NOW THEREFORE THE PARTIES HAVE AGREED and do hereby agree as follows:

1.	Senate hereby agrees to provide the above-mentioned services to Uranerz.

2.

In consideration of Senate providing the above-mentioned services, Uranerz agrees to pay Senate $ 11,500 CDN per month, plus any proportionate increase in rent and operating costs during the Term, and plus GST, payable in advance on the 1st day of each month.

3.	Uranerz shall pay any directly attributable expenses on receipt of an invoice from Senate.

4.

This Agreement shall be for a term of three years commencing September 1, 2005 and ending August 31, 2008 (the “Term”). The Term may be renewed or extended by agreement in writing and executed by both parties.

5.

No amendment or termination of this Agreement shall be valid unless it is in writing and executed by both parties, except that this Agreement can be terminated for cause by either party by giving written notice of the lack of performance of the other party and if those defined deficiencies are not resolved within 30 days of the written notification.

6.	Time shall be of the essence of this Agreement.

7.

All notices, consents, demands and requests (in this Section called the “Communication”) required or permitted to be given under this Agreement shall be in writing and may be delivered personally sent by telegram, by telex or telecopier or other electronic means or may be forwarded by first class prepaid registered mail to the parties at their addresses first above written. Any Communication delivered personally or sent by telegram, telex or telecopier or other electronic means including email shall be deemed to have been given and received on the second business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted, addressed to the parties at their addresses first above written or to such other address or addresses as either party may from time to time specify by notice to the other; provided, however, that if there shall be a mail strike, slowdown or other labour dispute which might effect delivery of the Communication by mail, then the Communication shall be effective only if actually delivered. For purposes of this agreement and as a definition of address Senate’s email shall be defined as dennis@senategroup.com with a copy to aileen@senategroup.com and Senate’s telecopier number is 604-689-1722. Uranerz’s email shall be defined as GJCWYO@ aol.com and the Uranerz’s telecopier number is 307-778-0540. Notice will be provided to each party should their respective email address change.

8.	All currency references contained in this Agreement shall be deemed to be references in Canadian funds.

9.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision shall be prohibited by or be invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.

This Agreement shall constitute the entire agreement between the parties with respect to the Property. No representations or inducements have been made save as herein set forth. No changes, alterations or modifications of this Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by all parties hereto. This Agreement shall supersede all previous written, oral or implied understandings between the parties with respect to the matters hereby.

11.

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable herein. The parties hereto hereby irrevocably attorn to the jurisdiction of the Courts of British Columbia. All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, shall be referred to and finally resolved by a sole arbitrator by arbitration under the rules of The Commercial Arbitration Act of British Columbia.

12.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

The COMMON SEAL of SENATE	)	C/S
CAPITAL GROUP INC. was hereunto	)
affixed in the presence of :	)
)
“Dennis Higgs”	)
)
)
)
The COMMON SEAL of URANERZ	)	C/S
ENERGY CORPORATION was hereunto	)
affixed in the presence of :	)
)
“Glenn Catchpole”	)
)
)